[LETTERHEAD OF UNITED NATURAL FOODS, INC.]

IMMEDIATE RELEASE
August 5, 2002

                   UNITED NATURAL FOODS SIGNS LETTER OF INTENT
                     TO ACQUIRE BLOOMING PRAIRIE COOPERATIVE

                     Will Purchase Substantially All Assets

Dayville, Connecticut August 5, 2002 -- United Natural Foods, Inc. (Nasdaq:
UNFI) today announced it has signed a letter of intent to acquire Blooming Prairie Cooperative, the largest volume distributor of natural foods in the Midwest region. Blooming Prairie, headquartered in Iowa City, IA and in business since 1974, had approximately $130 million in sales for the latest twelve months. Terms of the acquisition were not disclosed. Consummation of the acquisition is contingent, among other things, upon execution of an asset purchase agreement and approval by the members of Blooming Prairie.

Michael Funk, United Natural Foods Chief Executive Officer, said, "One of our stated goals has been to further broaden our presence and increase customer penetration in the fast growing Midwest market. Acquiring Blooming Prairie's Iowa City and Minneapolis facilities will provide us with an immediate physical base as well as the growth platform to meet that goal and the volume to expand cost-effectively."

United Natural Foods expects the transaction to close in its' first or second fiscal quarter. The Company also stated it expects the transaction to be neutral to slightly accretive in the first full year following the acquisition, and accretive thereafter.

About Blooming Prairie Cooperative

Blooming Prairie Cooperative carries and distributes approximately 15,000 products to more than 2,700 customers primarily in the Midwest. Blooming Prairie serves a wide variety of retail formats including conventional supermarket chains, natural product superstores, independent retail operators, cooperatives and buying clubs.

About United Natural Foods

United Natural Foods, Inc. carries and distributes over 30,000 products to more than 7,000 customers nationwide. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores and independent retail operators.

For more information on United Natural Foods, Inc., visit the Company's web site at www.unfi.com.

AT THE COMPANY:                 AT FRB/WEBER SHANDWICK:
--------------------------------------------------------------------------------
Todd Weintraub                  Joseph Calabrese         Vanessa Schwartz
Chief Financial Officer         General Information      Analyst Information
(860) 779-2800                  (212) 445-8434           (212) 445-8433

                                Judith Sylk-Siegel
                                Media Information
                                (212) 445-8431

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding United Natural's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, including but not limited to general business conditions, the impact of competition and our dependence on principal customers, see "Risk Factors" in the Company's quarterly report on Form 10-Q filed with the Commission on June 13, 2002, and its other filings under the Securities Exchange Act of 1934, as amended. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. United Natural Foods, Inc. is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws.